Exhibit(c)(i)
January 14, 2008
The Board of Directors
Quilmes Industrial (Quinsa), Société Anonyme
84, Grand Rue L-1660
Luxembourg, Grand-Duchy of Luxembourg
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of (i) the Class A shares, without par value (“Class A Shares”), of Quilmes Industrial (Quinsa), Société Anonyme (“Quinsa”), of the Class A Cash Consideration (defined below) and (ii) the Class B shares, without par value (“Class B Shares”), of Quinsa of the Class B Cash Consideration (defined below), to be received by such holders pursuant to the terms and subject to the conditions set forth in the Offer Document, dated December 28, 2007, filed under the cover of a Schedule TO with the U.S. Securities and Exchange Commission (the “Offer Document”). As more fully described in the Offer Document, Companhia de Bebidas das Américas – AmBev, a Brazilian corporation (“AmBev”), has commenced a tender offer (the “Tender Offer”) to purchase (i) all outstanding Class A Shares at a purchase price of $4.0625 per share, net to the tendering holder in cash (less any amounts withheld under applicable tax laws), without interest (the “Class A Cash Consideration”), and (ii) all outstanding shares of Class B Shares (including Class B shares held as American Depositary Shares (each of which represents two (2) Class B Shares, the “ADSs”)) at a purchase price of $40.625 per share ($81.25 per ADS), net to the tendering holder in cash (less any amounts withheld under applicable tax laws), without interest (the “Class B Cash Consideration”), in each case other than Class A Shares and Class B Shares held by AmBev and its affiliates. In the event at least 5,968,722 Class B shares (including Class B shares held as ADSs) are tendered (and not validly withdrawn) pursuant to the Tender Offer by January 30, 2008, AmBev will increase the price offered for each share to $4.125 per Class A Share, $41.25 per Class B Share and $82.50 per ADS. AmBev has publicly announced that the Tender Offer will be conducted so as to comply with applicable United States securities laws, including the disclosure requirements of Rule 13e-3 promulgated under the United States Securities Exchange Act of 1934. AmBev has publicly announced plans for Quinsa to apply to delist the ADSs from the New York Stock Exchange (including the remaining non-tendered ADSs) and the Class A Shares and the Class B Shares from the Luxembourg Stock Exchange (including the remaining non-tendered Class A Shares and the Class B Shares), and to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B Shares under the Securities Exchange Act of 1934, as amended. In addition, on December 21, 2007, AmBev entered into stock purchase agreements with three of the Company’s largest shareholders (other than AmBev and its affiliates), representing as of that date approximately a 3.22% economic interest in the Company, to purchase, subject to certain conditions, the outstanding shares held by such shareholders in the Tender Offer.

In arriving at our opinion, we reviewed the Offer Document and held discussions with certain senior officers, directors and other representatives and advisors of Quinsa concerning the business, operations and prospects of Quinsa. We examined certain publicly available business and financial information relating to Quinsa as well as certain financial forecasts and other information and data relating to Quinsa which were provided to or discussed with us by the management of Quinsa. We reviewed the financial terms of the Tender Offer as set forth in the Offer Document in relation to, among other things: current and historical market prices and trading volumes of Quinsa’s Class B Shares; the historical and projected earnings and other operating data of Quinsa; and the capitalization and financial condition of Quinsa. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Tender Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Quinsa. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Quinsa that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Quinsa provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Quinsa that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quinsa as to the future financial performance of Quinsa.
We have assumed, with your consent, that the Tender Offer will be consummated in accordance with its terms as described in the Offer Document, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Tender Offer no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Quinsa or the Tender Offer as described in the Offer Document. We have assumed that there are no distinctions between the Class A Shares and Class B Shares (other than that each Class B Share equals 10 Class A Shares), and with your consent have not conducted any investigation with respect to the relative rights applicable to the different classes of shares. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Quinsa nor have we made any physical inspection of the properties or assets of Quinsa. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Quinsa. We express no view as to, and our opinion does not address, the relative merits of the Tender Offer as compared to any alternative business strategies that might exist for Quinsa or the effect of any other transaction in which Quinsa might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of Quinsa or AmBev, or any class of such persons, relative to the Class A Cash Consideration or the Class B Cash Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
Citigroup Global Markets Inc. has acted as financial advisor to Quinsa with respect to this opinion and will receive a fee for our services in connection with the delivery of this opinion. We and our affiliates in the past have provided services to AmBev unrelated to the Tender Offer, for which services we and such affiliates have received compensation, including, without limitation: (1) providing to AmBev a valuation report meeting the requirements of applicable Brazilian corporation law in connection with AmBev’s acquisition in April 2006 from Beverage Associates (BAC) Corp. of Class A Shares of Quinsa; (2) acting as joint bookrunner in a US$161 million international bond issuance by an AmBev subsidiary in July 2007; and (3) acting as joint bookrunner in AmBev’s US$955 million issuance of debentures in Brazil in August 2006. In addition, we and our affiliates in the past have provided services to Quinsa unrelated to the Tender Offer, for which services we and such affiliates have received compensation, including, without limitation, acting as financial advisor to Quinsa and rendering a fairness opinion to Quinsa’s board of directors in connection with AmBev’s voluntary offer in January 2007 to purchase all outstanding Class A Shares, Class B Shares and ADSs not owned by AmBev and its affiliates. In addition, our affiliates engaged in the commercial lending business also act as lenders to AmBev, Quinsa and their respective affiliates, for which services our affiliates receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Quinsa and AmBev for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Quinsa, AmBev and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Quinsa in its evaluation of the Tender Offer, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Tender Offer.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the Class A Cash Consideration in the Tender Offer is fair, from a financial point of view, to the holders of Class A Shares and (ii) the Class B Cash Consideration in the Tender Offer is fair, from a financial point of view, to the holders of Class B Shares, in each case other than AmBev and its affiliates.
Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

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